Exhibit 4.21

Randgold Resources Limited Reg no. 62686 3rd Floor, Unity Chambers 28 Halkett Street St Helier Jersey, JE2 4WJ Channel Islands Tel: + 44 1534 735 333 Fax: + 44 1534 735 444

LSE RRS | Nasdaq GOLD www.randgoldresources.com

30 April 2012

Christopher L Coleman

12 South Hill Park Gardens

London

NW3 2TG

United Kingdom

Dear Chris

RANDGOLD RESOURCES LIMITED (THE “COMPANY”) AND RE-APPOINTMENT

TO THE BOARD AS A NON-EXECUTIVE DIRECTOR

The board of the Company (the “Board”) is pleased to confirm the main terms of your appointment as a non-executive director (with details relating to the appointment period being contained in the paragraph hereof titled “Appointment”). It is agreed that this is a contract for services and not a contract of employment. You should be aware that your appointment is subject to the Company’s articles of association as amended from time to time. If there is a conflict between the terms of this letter and the articles of association then the articles shall prevail.

DUTIES

1.	The Board is responsible for promoting the success of the Company by directing and supervising the Company’s affairs, including:

(a)	supervising and providing guidance to the Company within a framework of prudent and effective controls;

(b)	approving the Company’s objectives and strategic plan, ensuring that the necessary financial and human resources are in place for the Company to meet its strategic objectives, and review management performance; and

(c)	setting the Company’s values and standards and ensuring that its obligations to its stakeholders are met.

2.	The Board Charter (annexed hereto marked “Annexure A”) describes how the Board is structured and what authorities are delegated to the Chief Executive. Details of powers specifically reserved for the Board are listed in paragraph 13 of the Board Charter. The Charters of the Board Committees are available on the Company’s website and can be obtained from the Company’s Secretary.

3.	Your role as a non-executive director is to:

(a)	contribute to the development of strategies to attain the Company’s objectives;

(b)	evaluate the performance of Executive Directors in meeting agreed objectives and implementing strategies;

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(c)	satisfy yourself that publicly available financial information is accurate and that financial controls and systems of risk management are robust and effective; and

(d)	be responsible, for determining appropriate levels of remuneration of the Executive Directors, and where necessary, members of the Executive Management Team.

4.	You will, in conjunction with paragraph 4 of the Board Charter, be required to:

(a)	perform your duties loyally and diligently;

(b)	bring independent judgement to bear on issues of strategy, policy, resources, performance and standards of conduct;

(c)	provide guidance and direction in planning, developing and implementing the strategic direction of the Company;

(d)	contribute to the effective control of the Company and to the supervision of the Executive Directors;

(e)	attend wherever possible in person or by conference call all meetings of the Board, which meets at least quarterly, and consider all relevant papers well in advance of each meeting;

(f)	serve on any Committee to which you are nominated by the Board;

(g)	attend the Annual General Meeting of the Company if requested;

(h)	comply with your fiduciary and statutory duties (including under the Companies (Jersey) Law 1991, as amended, which can be obtained from the Company’s Secretary);

(i)	comply with the Company’s Code of Conduct and Anti-Corruption Compliance Policy, which are available on the Company’s website and can be obtained from the Company Secretary;

5.	Overall the Company anticipates that you will be available to fulfil your duties as and when you are needed, and the Company expects that the minimum time commitment over a normal year will equate to approximately 5 days per quarter on your work for the Company. This will include the quarterly board meetings, at least one site visit per year, and the appropriate period of time preparing for each meeting. By accepting this appointment, you confirm that you are able to allocate sufficient time to the Company to discharge your duties effectively. You also acknowledge that there may be circumstances in which you will need to devote additional time to your duties, such as when the Company is undergoing a period of particularly increased activity, or as a result of some major difficulty with one or more of its operations. In these circumstances you agree to work such additional hours (without any additional remuneration, unless it is specifically agreed by the Remuneration Committee and approved by the Board) as may be required for the proper performance of your duties.

6.	You will, be entitled to request such information from the Company, its subsidiaries or its employees, consultants or professional advisers as may be reasonably necessary to enable you to perform your role effectively. The Company shall use its reasonable endeavours to provide such information.

7.	The performance of individual directors, the whole board and its committees is evaluated annually. If in the interim there are any matters which cause you concern about your role, you should discuss them with the Chairman as soon as you can.

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CONFIDENTIALITY

During the course of your duties you will have access to confidential information belonging to the Company and its subsidiaries (including, but not limited to, details of suppliers, customers, margins, know-how, marketing and other relevant business information). Unauthorised disclosure of this information could seriously damage the Company. You therefore undertake not to use or disclose such information save in pursuance of your duties or in accordance with any statutory obligation or court or similar order.

COMPLIANCE WITH REGULATORY REQUIREMENTS

The Company is committed to the UK Corporate Governance Code and the associated Guidance on Board Effectiveness published by the Financial Reporting Council, copies of which can be obtained from the Company Secretary. You will be expected to carry out your duties in accordance with these.

You undertake to comply with all legal and regulatory requirements and any code of practice or compliance manual issued by the Company relating to transactions in securities and inside information and dealing in force from time to time, including the Company’s current Share Dealing Code and any rules and regulations of or under the Financial Services Authority (including the Model Code, the Listing Rules, the Disclosure and Transparency Rules), the Financial Services and Markets Act 2000, the Criminal Justice Act 1993, the Financial Services (Jersey) Law 1998 and other rules and regulations of relevant regulatory authorities relevant to the Company (the “Regulatory Requirements”).

By accepting this appointment you acknowledge that you are aware of and understand the Regulatory Requirements and that a breach of the Regulatory Requirements carries sanctions including criminal liability, disciplinary action by the relevant regulatory authority (civil liability, fines and public censure by the FSA) and the immediate termination of your appointment.

Due to your position you will be named on the Company’s list of persons with access to inside information relating to the Company which can be made available to the FSA.

You acknowledge that the non-executive directors are required, pursuant to the Company’s Shareholding Policy, to hold ordinary shares in the Company with a value of at least US$ 100,000 (i.e. an amount equal to twice the annual retainer fee).

OUTSIDE INTERESTS

You should seek the agreement of the Chairman of the Board before you accept any public company appointments or any new outside interests, which might affect the time you are able to devote to this appointment.

The Board have determined you to be independent, according to the provisions of the UK Corporate Governance Code.

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In accordance with the principles set out in the UK Corporate Governance Code you must seek approval of the Chairman of the Board in relation to of any interests which you have, or acquire, which might reasonably be thought to jeopardise your independence from the Company.

During your appointment you must seek approval of the Chairman of the Board in relation to any office or employment with, or have any material interest in, any firm or company which is or may be in direct or indirect competition with the Company.

INSURANCE

During your appointment you will be covered by the Company’s directors’ and officers’ liability insurance on the terms in place from time to time. A copy of the policy document is available from the Company Secretary. The Company will maintain this insurance cover after the termination of your appointment, and you will continue to be covered by the policy (or any replacement on the same basis as the rest of the Board) for matters related to your duties as a non executive director during your period of service.

APPOINTMENT

Your appointment commenced on 5 May 2009 for three years ending in May 2012. It is terminable by three months’ notice from either the Board or yourself. The continuation of your appointment depends upon re-election at the forthcoming Annual General Meetings and will follow the rules of the UK Corporate Governance Code.

Notwithstanding the aforementioned notice provisions, the Company may terminate your appointment with immediate effect if you have:

(a)	committed any serious breach or (after warning in writing) any repeated or continued material breach of your obligations to the Company (which include an obligation not to breach your fiduciary duties) or of any Regulatory Requirement;

(b)	been guilty of any act of dishonesty or serious misconduct or any conduct which (in the reasonable opinion of the Board) tends to bring you or the Company into disrepute; or

(c)	been declared bankrupt or have made an arrangement or composition with for the benefit of your creditors.

All appointments and reappointments to the Board are subject to the Company’s Articles of Association. You are required to stand for re-election every year at the Annual General Meeting. If you are not re-elected to your position as a director of the Company by the shareholders at any time and for any reason then this appointment shall terminate automatically and with immediate effect.

On termination of the appointment you shall only be entitled to such fees as may have accrued to the date of termination together with reimbursement in the normal way of any expenses properly incurred prior to that date.

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REMUNERATION

The fee is US$50,000 per annum and is payable half yearly in arrears. In addition, should you be appointed to serve on a Board Committee the fees payable are as follows:

•	Audit Committee: US$35,000 per annum;

•	Remuneration Committee: US$25,000 per annum;

•	Nomination & Governance Committee: US$10,000 per annum.

The chairman of a board committee is entitled to receive an additional premium to the committee assignment fee of US$15,000 per annum.

Furthermore, each non-executive director receives an award of 1200 ordinary shares in the Company per year.

Remuneration is reviewed periodically by the Board and submitted annually to the Annual General Meeting for approval.

EXPENSES

The Company will reimburse you for any expenses that you may incur properly and reasonably in performing your duties and which are documented and in accordance with the Company’s Board Travel Policy.

DATA PROTECTION

By signing this agreement you consent to the Company holding and processing information about you which you or any referees may provide or which it may acquire during the course of this agreement, providing such use is in accordance with the Data Protection Act 1998 and the Data Protection (Jersey) Law 2005. In particular you consent to the Company holding and processing:

(a)	personal data relating to you, for administrative and management purposes; and

(b)	“sensitive personal data” relating to you (as defined in the Data Protection Act 1998 and the Data Protection (Jersey) Law 2005).

THIRD PARTY RIGHTS

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement. No person other than the parties to this agreement shall have any rights under it and it will not be enforceable by any person other than the parties to it.

GOVERNING LAW

This agreement, and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation (including any non-contractual disputes or claims), shall be governed by and construed in accordance with Jersey law. Each of the parties to this agreement irrevocably agrees that the courts of Jersey shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of Jersey.

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Please sign and return the enclosed copy of this letter to confirm your agreement to the above terms.

The Company looks forward to working with you in the future.

Yours sincerely

P Liétard
for and on behalf of Randgold Resources Limited

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I, Christopher L Coleman, agree to the above terms of appointment as a non-executive director of Randgold Resources Limited.

Name

Date	30th April 2012.

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ANNEXURE A

RANDGOLD RESOURCES LIMITED

BOARD CHARTER

The Board Charter for Randgold Resources (the “Company”) sets out the functions and responsibilities of the Board, the roles of its constituent members and its Committees in order to facilitate Board and management accountability for the Company’s performance and strategic direction.

1.	Composition of the Board

1.1	The Board will have a majority of Directors who are non-executive and are judged by the Board to be independent of judgement and character and free of material relationships with the company and other entities and people that might influence or would be perceived by shareholders to influence such judgement.

1.2	The Board will have a balance of non-executive and executive Directors that is effective for the promotion of shareholder interests and the governance of the Company although the majority will be independent non-executive directors.

1.3	The qualifications for Directors are: unquestioned honesty and integrity; a proven track record of creating value for shareholders; time available to undertake the preparedness to question, challenge and critique; and a willingness to understand and commit to the highest standards of governance of the Company.

1.4	The Board will, with the assistance of the Governance and Nomination Committee, on an ongoing basis review the skills represented by the Directors on the Board and determine whether the composition and mix of those skills remain appropriate to achieve the Company’s strategic objectives.

1.5	Directors will be expected to participate in all induction programmes, and any continuing education or training arranged for them.

2.	Role of the Board

2.1	The role of the Board is to organise and direct the affairs of the Company and its subsidiaries (together, the “Group” and each company within the Group a “Group Company”) in a manner that seeks to maximise the value of the Company for the benefit of its shareholders as a whole, while complying with relevant regulatory requirements, the Company’s constitution, and relevant corporate governance standards.

3.	Responsibilities of the Board

3.1	The Board takes collective responsibility for:

(a)	determining the Group’s objectives and strategy;

(b)	ensuring that the necessary financial and human resources are in place to allow the Group to achieve its objectives;

(c)	ensuring that the necessary corporate and management structures are in place to allow the Group to achieve its objectives;

(d)	determining the policies applicable to the Group;

(e)	determining the nature and extent of the significant risks it is willing to take in achieving the Group’s strategic objectives and establishing and maintaining a framework of risk management and internal controls that enables the strategic, financial and operational risks of the Group to be assessed and managed;

(f)	monitoring progress by the Group towards the achievement of its objectives and compliance by the Group with approved plans and policies and monitoring the decisions and actions of the Chief Executive Officer and other Executive Directors;

(g)	reporting to relevant stakeholders on the Group’s activities, presenting a balanced and understandable assessment of the Group’s position and prospects;

(h)	appointing Board Committees with the appropriate balance of skills, experience, independence and knowledge to meet the Group’s requirements and relevant corporate governance standards;

(i)	delegating dearly defined responsibilities and authorities to the Chairman, the Senior Independent Director, the Chief Executive Officer, Board Committees and otherwise as the Board may determine from time to time;

(j)	determining the information it requires to fulfil its responsibilities and, in such regard, may make direct requests for information including from the Chief Executive Officer, any employee, the external auditor and any third party;

(k)	ensuring that the structure of remuneration for the Executive Directors is linked to the achievement of the Company’s strategic objectives; and

(l)	formally reviewing its own effectiveness as well as the effectiveness of its Committees and individual Directors.

3.2	Specific responsibilities of the Board are set out in the “Reserved Matters” at paragraph 13 below.

4.	Conduct

4.1	Each Director will ensure that no decision or action is taken that has the effect of placing his or her interests in priority to the interests of the Group.

4.2	Directors commit to the collective, group decision-making processes of the Board. Individual Directors will always respect the contributions of other Directors, and strive to understand their perspective and contributions to the Board debate and discussion. Directors will debate issues openly and constructively and be free to question or challenge the opinions presented at meetings where their own judgement differs from that of other Directors.

4.3	All Directors are expected to utilise their range of relevant skills, knowledge and experience for all matters discussed at Board meetings. Executive Directors will ensure that they bring to all Board debate and discussion their unique knowledge, experience, and perspective on the Group’s business.

4.4	Directors will use all reasonable endeavours to attend Board meetings in person or if not possible via conference phone. Members unable to attend a meeting must advise the Chairman and Company Secretary as soon as practicable with an explanation for non-attendance.

4.5	Non-executive Directors will meet at least once a year without Executive Directors or representatives of executive management present. The Chairman will lead the non-executive sessions.

5.	Independent Professional Advice

5.1	The Non-executive Directors may, with the assistance of the Company Secretary, where they judge it necessary to discharge their responsibilities as directors, seek independent professional advice at the expense of the Company.

5.2	Any Director (other than the Chairman) seeking to obtain such advice must first agree the scope and an estimate of the costs of such advice with the Chairman. Where the Chairman seeks to obtain such advice, he/she must first agree the scope and an estimate of the costs of such advice with the Senior Independent Director.

5.3	As soon as the substance of the advice is known, the Director who sought it should inform the Company Secretary who will arrange for the advice to be imparted to, and where appropriate discussed by the Board and, if relevant, appropriate Committees.

6.	The Chairman

6.1	The role of the Chairman is to lead the Board and ensure that it functions effectively. The Chairman is the Board’s principal spokesperson, and acts also as Chairman of General Meetings of shareholders. The Senior Independent Director will stand in for the Chairman in his absence. The Chairman is a Non-Executive Director, appointed by the Board.

6.2	The specific responsibilities of the Chairman are to:

(a)	set the agenda, style and tone of Board discussions to promote a culture of openness, effective decision making and constructive debate in Board meetings including appropriate consideration of strategic issues affecting the Group;

(b)	in conjunction with the Chief Executive Officer, where appropriate, represent the Group to external stakeholders, including shareholders, customers, suppliers, regulatory and governmental authorities and the community;

(c)	promote the highest standards of corporate governance within the Group;

(d)	ensure that the members of the Board receive accurate, timely and clear information on the Group and its activities;

(e)	ensure effective communication with shareholders and ensure that Directors develop an understanding of their views, issues and concerns;

(f)	ensure that the Group maintains contact, as required, with its principal shareholders about remuneration, governance and strategy;

(g)	manage the Board to ensure that appropriate time is allowed for consideration of all issues;

(h)	ensure that there is in place a properly constructed induction programme for new Directors;

(i)	take the lead in identifying and agreeing the training and development needs of individual Directors with the Company Secretary and General Counsel having a key role in facilitating the provision of initiatives to meet the needs identified;

(j)	address the development needs of the Board as a whole with a view to enhancing its overall effectiveness as a team and maintaining its collective skills and knowledge;

(k)	meet with Non-Executive Directors without the executives present;

(l)	ensure that the performance of individual Executive and Non-Executive Directors and of the Board as a whole and its Committees is evaluated at least once a year and act on the results of the performance evaluation;

(m)	drawing on the guidance of the Governance and Nomination Committee lead, on behalf of the Non-Executive Directors, an annual formal evaluation of the performance of each Executive Director;

(n)	encourage active engagement by all the members of the Board, promoting constructive relations between Executive and Non-Executive Directors; and

(o)	work closely with the Chief Executive Officer, providing support and advice on matters relevant to strategy and operations while respecting the executive responsibility of the Chief Executive Officer to manage the Group.

6.3	The Chairman has access at all times to the Company Secretary, General Counsel and the external auditors.

7.	The Chief Executive Officer

7.1	The role of the Chief Executive Officer is to manage the Group’s business on a day-to-day basis, subject to the Reserved Matters for the Board and the matters assigned by the Board to the Committees of the Board, and to assist the Board in carrying out its role by providing advice and recommendations consistent with the agreed corporate objectives and financial and operational risk management and regulatory good practice.

7.2	In fulfilling his executive role, the Chief Executive Officer acts within the authority delegated to him by the Board. His specific responsibilities include:

(a)	leading the Executive Directors and the senior management in the day to day running of the Group’s businesses;

(b)	developing and presenting to the Board the Group strategy and objectives, and ensuring subsidiary companies’ strategies are consistent with them;

(c)	developing appropriate capital, corporate and management structures to ensure the Group’s objectives can be met;

(d)	monitoring the operational performance and strategic direction of the Group;

(e)	managing the Group’s internal control framework, including approving management and control policies;

(f)	approving investments/disinvestments and major contracts (within authorised limits);

(g)	approving the Group’s management development and succession plans for senior management, and approving appointments and termination of staff reporting to senior management;

(h)	reporting regularly to the Board with appropriate, timely and quality information so that the Board can discharge its responsibilities effectively and in particular will report on the progress being made by the Group towards its strategic objectives and towards its short, medium and long term plans; and

(i)	in conjunction with the Chairman, where appropriate, represent the Group to external stakeholders, including shareholders, customers, suppliers, regulatory and governmental authorities, and the community.

8.	The Senior Independent Director and the Non-Executive Directors

8.1	Senior Independent Director (SID)

(a)	The Senior Independent Director is an independent Non-Executive Director who is available as a trusted intermediary to shareholders and other Non-Executive Directors in particular if they have concerns which contact through the normal channels of Chairman or Chief Executive Officer has failed to resolve, or for which such contact is inappropriate. He has the power to call meetings of the Non-Executive Directors should he consider it necessary.

(b)	The Senior Independent Director provides a sounding board for the Chairman and shall, at least annually, lead a review of the performance of the Chairman including a meeting of Directors at which the Chairman is not present.

(c)	The Senior Independent Director has access at all times to the Company Secretary, General Counsel and the external auditors.

8.2	Non-Executive Directors

(a)	The role of the Non-Executive Directors is to participate fully in the functioning of the Board, advising, supporting and challenging management as appropriate. Further details of the role and responsibilities of Non-Executive Directors are set out below.

(b)	All Directors are required as members of a unitary Board:

(i)	to provide entrepreneurial leadership of the Group within a framework of prudent and effective controls which enables risk to be assessed and managed;

(ii)	to set the Group’s strategic aims, ensure that the necessary financial and human resources are in place for the Group to meet its objectives, and review management performance;

(iii)	to set the Group’s values and standards and ensure that its obligations to its members and others are understood and met;

(iv)	to bring unfettered judgement to bear on the issues of strategy, performance, resources, key appointments and standards of conduct;

(v)	to be able to allocate sufficient time to the Group to discharge their responsibilities effectively; and

(vi)	to attend meetings of the Board, any relevant Committees and any general meetings of shareholders of the Company.

(c)	In addition to these requirements for all Directors, the role of the Non-Executive Director has the following key elements:

(i)	Strategy: Non-Executive Directors should constructively challenge and contribute to the development of strategy;

(ii)	Performance: Non-Executive Directors should scrutinise the performance of management in meeting agreed goals and objectives, and monitor the reporting of performance;

(iii)	Risks: Non-Executive Directors should satisfy themselves on the integrity of financial information and that financial controls and systems of risk management are robust and defensible; and

(iv)	People: Non-Executive Directors are (in conjunction with the Remuneration Committee) responsible for determining appropriate levels of remuneration of Executive Directors and have a prime role in succession planning.

(d)	The role of the Non-Executive Directors is also to:

(i)	uphold the highest ethical standards of integrity and probity;

(ii)	support the Executive Directors in their leadership of the business while monitoring their conduct;

(iii)	question intelligently, debate constructively, challenge rigorously and decide dispassionately;

(iv)	listen sensitively to the views of others, inside and outside the Board;

(v)	gain the trust and respect of other Board members;

(vi)	are well informed about the Group and the external environment in which it operates and the Group’s operations; and

(vii)	promote the highest standards of corporate governance and seek appropriate compliance with the provisions of the UK Corporate Governance Code.

(e)	Non-Executive Directors are appointed for specific terms subject to election or re-election by shareholders and to the provisions of the Articles of Association and statutory provisions relating to the removal of Directors.

(f)	The Non-Executive Directors have access at all times to the Company Secretary, General Counsel and the external auditors.

(g)	All Directors have the right to have any unresolved concerns about the running of the Company or a proposed action recorded in the minutes.

9.	Fiduciary Duties of all Directors as directors of a Jersey company

9.1	The Companies (Jersey) Law 1991 also sets out certain statutory duties that the Directors owe to the Company. These are:

(a)	to act honestly and in good faith with a view to the best interests of the Company;

(b)	to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances; and

(c)	to disclose to the Company any direct or indirect interest that he or she has in any transactions entered into or to be entered into by the Company which materially conflicts with the Company’s interests.

9.2	In interpreting these statutory duties, a Director has a duty to exercise powers for their proper purpose and to account for profits.

9.3	Further details of the duties that a director owes to the Company are set out in the Company’s memorandum entitled “Memorandum on Duties and Responsibilities of Directors of Randgold Resources Limited” which is available from the Company Secretary.

10.	Secretary

10.1	The Company Secretary is accountable to the Board and his or her appointment and removal is a matter for the Board as a whole.

10.2	The Company Secretary will advise the Chairman, and through the Chairman, the Board and individual directors on all matters of business ethics and good governance and will provide practical support and guidance to the Directors.

10.3	The Company Secretary’s advice and services shall be available to all Directors and Board Committees.

10.4	The Company Secretary will be responsible for obtaining independent advisory services at the request of the Board, Board Committees or individual Directors subject to the procedures set out at paragraph 5 above.

10.5	The Company Secretary will develop and maintain the information systems and processes and will facilitate the acquisition of information by the Directors and Board Committees to maximise their ability to contribute to Board discussions and enable the Board to fulfil its role and to achieve the Company’s strategic objectives.

10.6	The Company Secretary will ensure that the procedure for the appointment of directors is properly carried out and will assist in the proper induction of new directors.

10.7	The Company Secretary will ensure compliance by the Group with all relevant statutory and regulatory requirements.

10.8	The Company Secretary will assist in the implementation of corporate strategies by helping to ensure that the Board’s decisions and instructions are carried out and communicated.

11.	Board Evaluation

11.1	The Board will, in conjunction with the Governance and Nomination Committee, conduct performance evaluations of the Board as a whole, its Committees, the Chairman, individual Directors, and the governance processes which support the Board’s work.

11.2	All evaluations will have regard to the collective nature of Board work, and the operation of the governance processes established in this document. Evaluations will be conducted annually.

11.3	In its evaluation, the Board will consider the balance of skills, experience, independence and knowledge of the Company on the Board, its diversity, including gender, how the Board works together as a unit and other factors relevant to its effectiveness.

11.4	The Board will, in conjunction with the Governance and Nomination Committee, conduct evaluations of the performance of Directors retiring and seeking re-election to the Board. The Board will use the results of these evaluations in considering the endorsement of Directors for re-election by shareholders.

11.5	The Non-Executive Directors, led by the Senior Independent Director, will on an annual basis, evaluate the performance of the Chairman taking into account the views of the Executive Directors.

11.6	The Board will be externally evaluated at least every three years.

11.7	The annual report will include a statement as to how performance evaluation of the Board, its Committees and individual directors has been conducted.

12.	Committees of the Board

12.1	The Board will establish Committees to assist the Board in exercising its authority.

12.2	The permanent committees of the Board are the Audit Committee, the Remuneration Committee and the Governance and Nomination Committee.

12.3	The Board will establish Committee Terms of Reference to set the constitutional base for each Committee and to set out their duties and remit. The current Terms of Reference for the Audit Committee, the Remuneration Committee and the Governance and Nomination Committee are set out in the Appendices to this document.

12.4	The composition of each Committee will be set out in the Terms of Reference for the relevant Committee.

12.5	The Committees will be provided with access to sufficient resources to carry out their activities effectively.

12.6	The Terms of Reference of the Committees will not be altered without the approval of the Board.

13.	Reserved Matters

13.1	The Board has reserved some matters to itself for decision and has delegated certain matters to the Committees of the Board. Subject thereto, the Board has delegated authority for all other matters to the Chief Executive Officer.

13.2	The Board has reserved for its sole discretion the following:

(a)	Objectives and Strategy

(i)	Determination of the Group’s objectives and review of their achievement.

(ii)	Determination of the Group’s strategies and review of their implementation

(b)	Structure

Determination of the corporate structure of the Group.

(c)	Capital and Dividends

(i)	Approval of changes, which are material to the Group, relating to the capital of any Group Company, including reduction of share capital, share issues, share buy backs, reorganisation or restructuring of capital and the listing or de-listing of any Group Company’s shares or other securities, including debt instruments, on any recognised investment exchange.

(ii)	Approval of dividend policy, interim dividends and recommendation of final dividends of the Company.

(d)	Management

Approval of the annual plans, allocation of capital, and operating and capital expenditure budgets of the Group, and changes to them, which are material to the Group.

(e)	Financial Reporting, Internal Controls, Risk and Capital management

(i)	Approval of the Company’s interim and final financial statements including all associated reports and Form 20-F.

(ii)	Approval of, and material changes to, the Group’s accounting policies or practices.

(iii)	Approval of the Company’s fiscal policies including treasury and hedging policies.

(iv)	Approval of the Group’s risk strategy, appetite and tolerance and approval of all financial, legal and ethical controls of the Company to ensure the appropriate compliance procedures are in place.

(v)	Approval of the results of the annual review of the effectiveness of the system of internal control.

(f)	Transactions

(i)	Approval of any material transaction of any Group Company, being:

(A)	any Class 1 or Class 2 transaction (as defined by the Listing Rules);

(B)	any Class 3 transaction (as defined by the Listing Rules) which gives rise to any issue of securities;

(C)	any transaction with a related party (as defined by the Listing Rules) giving rise to an obligation on the Company to send a circular to its shareholders;

(D)	any new mine development or project.

(ii)	Approval of the commencement of any material new activity by any Group Company.

(iii)	Approval of the cessation, by any Group Company, of any material activity previously conducted.

(g)	Communication

(i)	Approval of business to be considered at general meetings of the Company and related documentation to be communicated to shareholders.

(ii)	Approval of all prospectuses and listing particulars material to the Group issued by any Group Company, and all communications with shareholders concerning Board decisions.

(iii)	Approval of announcements of quarterly, interim and final results of any Group Company or concerning Board decisions.

(iv)	Approval of communications, which are material to the Group, with any relevant Regulatory Authority made in the name of the Board.

(h)	Corporate Governance, Board, and Other Appointments

(i)	Approval of material changes to the Board Charter of the Company, including:

(A)	the matters reserved for the Board; and

(B)	the Terms of Reference of Board Committees.

(ii)	Approval of the results of the review of the effectiveness of the Board, the Chairman, individual Directors and Board Committees.

(iii)	Approval of changes to the structure, size and composition of the Board of Directors of the Company.

(iv)	Approval of the formal processes for the selection, induction and training of Directors and review of the implementation of these processes.

(v)	Determination of the independence of the Company’s Non-Executive Directors.

(vi)	Approval of the appointment and removal of:

(A)	Chairman;

(B)	Chief Executive Officer;

(C)	Executive Directors;

(D)	Non-Executive Directors;

(E)	Senior Independent Director;

(F)	Company Secretary and General Counsel;

(G)	Chairmen of Board Committees;

(H)	Members of Board Committees;

   and approval of their respective roles and responsibilities, and any material changes to any of them.

(vii)	Approval of any recommendation to shareholders for the election or re-election of any Director.

(viii)	Approval of the appointment, reappointment or removal of the Company’s external auditor.

(ix)	Approval of the arrangements for directors’ and officers’ liability insurance and indemnification of directors within the Group.

(x)	Approval of the Company’s principal corporate advisors.

(i)	Remuneration and Pensions

(i)	Approval of the establishment of, or material changes to, any relevant employee share plans and/or annual cash bonus plans.

(ii)	Approval of the remuneration and terms of appointment of any Director and any material changes to them.

(iii)	Approval of the establishment or cessation by any Group Company of any pension schemes, under which any directors or officers of the Group may benefit.

(j)	Delegation of Authority

(i)	Approval of the scope and extent of the role of, and delegations to, the Chairman, Senior Independent Director, Chief Executive Officer and Executive and Non-Executive Directors.

(ii)	Approval of the delegations to Board Committees, as reflected in their Terms of Reference.

(k)	Policies

(i)	Approval of material changes to Group polices.

(l)	Other

(i)	Such other matters as the Board may determine from time to time.

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